Exhibit 10.10

Date: 26 October 2006

Our ref: P/HIHI3/01151/06CTAX

Atlantic Components Limited
B24-27, 1st Floor, Block B
Proficient Industrial Centre
6 Wang Kwun Road
Kowloon Bay, Kowloon

Dear Sirs,

Banking Facilities: Atlantic Components Limited (“Borrower”)

          We, DBS Bank (Hong Kong) Limited (“Bank”), refer to our letter dated 27 June 2006 together with the “Terms and Conditions Governing Banking Facilities and Services” attached therein setting out the facilities made available to you as varied by our letter dated 5 August 2006 (collectively called “the Existing Facility Letter”).

          We are pleased to confirm that all the terms and conditions under the Existing Facility Letter shall remain unchanged except the following variations until further notice:

FACILITY LIMITS:

The following facilities with facility limit(s) listed below will be made available to you in addition to the facilities mentioned under the above heading of the Existing Facility Letter subject to the compliance of the terms and conditions stipulated in the Existing Facility Letter and those stated herein.

Type(s) of Facility		Facility Limit(s)

7.	Tax Loan	HKD1,222,794.-

PRICING AND CONDITIONS:

Tax Loan	Purpose: for settlement of tax payment.

Drawdown: drawdown will normally be made one Business Day before the first tax installment due date, by cashier’s order payable and delivered directly to The Government of The Hong Kong Special Administrative Region, and remaining portion of the loan (if any) shall be credited to the Borrower’s account with the Bank.

Interest: 2% per annum below Prime Rate on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Repayment: Principal together with accrued interest will be repayable by 12 equal monthly installments (except final payment which shall be the then outstanding balance and accrued interest). At the Bank’s discretion and without prior notice, the amount and/or the number of monthly installments may be varied if the interest rate changes. The first installment shall be paid one month after the date of advance of the loan and the subsequent installments shall be paid on the corresponding day of each succeeding month until the loan and interest thereon are repaid in full.

DBS Bank (Hong Kong) Limited Enterprise Banking 16th Floor, The Center 99 Queen’s Road Central Central, Hong Kong	Tel 852 2218 8598 Fax 852 2285 3628 www.dbs.com

Atlantic Components Limited	Our Ref: P/HIHI3/01151/06CTAX

Conditions applicable to Full Prepayment:

•.	one month prior written notice;

•	if prepayment is not made on an installment due date, interest shall be calculated and payable up to the upcoming installment due date;

•	1% (or such other rate as is prevailing at that time) as handling fee charged on the outstanding principal.

A handling fee of HKD5,000.- will be payable upon our receipt of your acceptance of this Letter.

          Please signify your understanding and acceptance of this supplemental facility letter by signing and returning to us the duplicate copy of this letter with supporting resolutions for the attention of Mr Louis Lau (“Designated Relationship Manager”), within one month from the date of this letter, otherwise the offer in this letter will lapse at the discretion of the Bank.

          We enclose a set of documents which should also be completed and returned to the Bank. If you have any queries, please contact our Designated Relationship Manager whose telephone number is 2218-4825.

          We are pleased to be of service to you.

Signed for and on behalf of
DBS Bank (Hong Kong) Limited
by:

Authorised Signature

FN/mh
Encl.

We understand that this supplemental facility letter forms an integral part of the Existing Facility Letter, and we hereby confirm our understanding and acceptance of all the terms and conditions set out in this supplemental facility letter and our agreement to be bound by them.

Signed for and on behalf of
Atlantic Components Limited